                                 CODE OF ETHICS

SCOPE AND PURPOSE

This Code of Ethics (the "Code") applies to:

 -  all directors, officers and employees of:                               }
    -  Schroder Investment Management North America Inc.,   ) Collectively  }
    -  Schroder Investment Management North America Limited ) "SIM NA"      }
    -  Schroder Fund Advisors Inc., ("SFA")                                 }
    -  Schroder Investment Management International Limited                 )Collectively
       ("SIMIL")                                                            )The "US
-   New York based employees of Schroder US Holdings Inc.                   )Schroder
    ("SI") who are located on the 34th floor of 787                         )Group"
    Seventh Avenue, New York, NY 10019.                                     }
 -  all persons employed by any subsidiary of Schroders plc                 )
    ("Schroders") who are Access Persons (as defined below)                 )
    of any registered investment company managed by SIM NA.                 }

Set forth below is the Code of Ethics (the "Code") for the US Schroder Group, as required by Rule 17j-1 under the Investment Company Act of 1940 (the "Investment Company Act"), Section 204A of the Investment Advisers Act of 1940 (the "Advisers Act"), Rule 204-2(a)(12) under the Advisers Act and Section 20A of the Securities Exchange Act of 1934 ( the "Exchange Act"). The Code applies to every employee (full- and part-time) of the US Schroder Group.

The objective of the Code is to ensure that all business dealings and securities transactions undertaken by employees, whether for clients or for personal purposes, are subject to the highest ethical standards. Incorporated within the Code are an Insider Trading Policy and a Personal Securities Transactions Policy, which contain procedures that must be followed by all personnel.

Every employee, by means of an Annual Certification of Compliance with the Code of Ethics (see Exhibit B), must retain, read and acknowledge receipt and understanding of this Code, which will be updated as necessary. Any questions regarding the Code should be referred to the appropriate Ethics Supervisor.

The Code contains additional restrictions and requirements for certain Access Persons (as defined in Appendix A), including all US Schroder Group fund managers, investment analysts, traders, and those employees who, in connection with their duties, are aware of securities under consideration for purchase or sale on behalf of clients. Such persons will be notified in writing of their status. These restrictions are designed to prevent any conflict or the appearance of any conflict of interest between trading for their personal accounts and securities transactions initiated or recommended for clients.

STATEMENT OF POLICIES

(a)  CONFIDENTIALITY

     Personnel are expected to honor the confidential nature of company and client affairs. Information designated as confidential shall not be communicated outside of the US Schroder Group or other affiliated companies of Schroders other than to advisers consulted on a confidential basis, and shall only be communicated within Schroders on a "need to know" basis or as otherwise authorized by management in conformity with the Code.

     Personnel must also avoid making unnecessary disclosure of ANY internal information concerning Schroders and its business relationships and must use such information in a prudent and proper manner in the best interests of Schroders and its clients.

(b)  LEVEL OF CARE

     Personnel are expected to represent the interests of Schroders and its clients in an ethical manner and to exercise due skill, care, prudence and diligence in all business dealings, including but not limited to compliance with all applicable regulations and laws, and to avoid illegal activities and other conduct specifically prohibited to its personnel by the respective policies of any of the US Schroder Group companies in relation to which a person is a director, officer or employee.

(c)  FIDUCIARY DUTIES

     All personnel have fiduciary duties:

     (i) at all times to place the interests of their clients before their own and not to take inappropriate advantage of their position, and

     (ii) to conduct themselves in a manner which will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility.

(d)  REQUIREMENTS

     (i) Personnel are required to comply with the Insider Trading Policy and Personal Securities Transactions Policy incorporated herein. (ii) Personnel are prohibited from receiving any gift or other thing of more than DE MINIMIS value from any person or entity that does business with or on behalf of any client.

Personnel are prohibited from serving on the board of directors of any publicly listed or traded company or of any company whose securities are held in any client portfolio, except with the prior authorization of the Chairman or Chief Executive of SIM NA, the Chairman of SIMIL or, in their absence, a majority of the Ethics Committee, based upon a determination that the board service would be consistent with the interests of Schroders' clients. If permission to serve as a director is given, the company will be placed permanently on Section Two of the US Schroder Group Restricted List. Transactions in that company's securities for client and personal securities accounts will only be authorized when certification has been obtained from that company's Secretary or similar officer that its directors are not in possession of material price sensitive information with respect to its securities.

COMPLIANCE

THE ETHICS COMMITTEE (see Appendix A) is responsible for ensuring that a copy of the Code is delivered to all persons at the time of the commencement of their employment with any US Schroder Group company, as well as on an annual basis. As a condition of continuing employment, each employee is required to acknowledge in writing receipt of a copy of the Code and that he or she has understood the obligations and responsibilities hereunder and on an annual basis to certify compliance with it on the form provided.

THE ETHICS SUPERVISORS (see Appendix A) are each responsible for maintaining with respect to their company the records and filings required under the Code and must report immediately to the Ethics Committee any evidence of a breach of the Code by any personnel. Following such report, there will be a prompt review of the situation by the Ethics Committee and, if necessary, appropriate disciplinary and/or dismissal proceedings will be instituted, including, but not limited to, referral to the appropriate regulatory agency. Each Ethics Supervisor will conduct a regular annual review, in addition to any other special reviews which may be deemed appropriate by the Ethics Supervisor, to supervise the operation of the Code (including the Insider Trading and Personal Securities Transactions Policies) and will report such reviews by January 31st of each year to the Ethics Committee or other senior officer of the US Schroder Group appointed to receive this information.

QUESTIONS

All questions about an individual's responsibilities and obligations under the Code of Ethics should be referred to any member of the Ethics Committee, to the Chief Compliance Officer in New York or London, to the General Counsel of Schroder U.S. Holdings Inc., or to the relevant Ethics Supervisor.

                             INSIDER TRADING POLICY

THE SCOPE AND PURPOSE OF THE POLICY

It is a violation of United States federal law and a serious breach of Schroders' policies for any employee to trade in, or recommend trading in, the securities of a company, either for his/her personal gain or on behalf of the firm or its clients, while in the possession of material, nonpublic information ("inside information") which may come into his/her possession either in the course of performing his/her duties, or through personal contacts. Such violations could subject you, Schroders, and our parent organizations, to significant civil as well as criminal liability, including the imposition of monetary penalties, and could also result in irreparable harm to the reputation of Schroders. Tippees (I.E., persons who receive material, nonpublic information) also may be held liable if they trade or pass along such information to others.

The US Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA") requires all broker-dealers and investment advisers to establish and enforce written policies and procedures reasonably designed to prevent misuse of MATERIAL, NON-PUBLIC information. Although ITSFEA itself does not define "insider trading", the US Supreme Court has previously characterized it as the purchase or sale of securities (which include debt instruments and put and call options) while in possession of information which is both MATERIAL and NON-PUBLIC, I.E., information not available to the general public about the securities or related securities, the issuer and in some cases the markets for the securities. The provisions of ITSFEA apply both to trading while in possession of such information and to communicating such information to others who might trade on it improperly. This policy supplements the policies and procedures set forth in SIM NA, SFA's and SI's Chinese Wall Procedures, which are incorporated herein by reference.

MATERIALITY

Inside information is generally understood as material information about an issuer of publicly-traded securities that has not been made known to either the professional investment community or to the public at large. Inside information is material if it would be likely to have an effect on the price of the issuer's securities or if a reasonable investor would be likely to consider it important in making his/her investment decision. Such information usually originates from the issuer itself and could include, among other things, knowledge of a company's earnings or dividends, a significant change in the value of assets, changes in key personnel or plans for a merger or acquisition.

For example, a portfolio manager, analyst or trader may receive information about an issuer's earnings or a new product in a private communication with the issuer. Such information is usually considered material and is generally inside information because it has not been effectively disseminated to the public at large. As a general rule, any information received from an issuer that has not been made public in a press release or a public filing will be considered inside information. Upon learning the information, the employee may not purchase or sell securities of the issuer for him/herself or for any account under management until the information is effectively disseminated to the public.

If an employee has received information regarding an issuer and he/she believes that the information given has not been given in breach of fiduciary duties, then that person may retain and act upon the information.

Market information which emanates from outside the corporation but affects the market price of an issuer's securities can also be inside information. For example, inside information can also originate within Schroders itself. This would include knowledge of activities or plans of an affiliate, or knowledge of securities transactions that are being considered or executed on behalf of clients. Inside information can also be obtained from knowledge about a client that an employee has discovered in his/her dealings with that client. Inside information pertaining to a particular issuer could also involve another company that has a material relationship to the issuer, such as a major supplier's decision to increase its prices.

In addition, Rule 14e-3 under the Exchange Act makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is nonpublic and has been acquired, directly or indirectly from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. This rule prohibits not only trading, but also the communication of material, nonpublic information relating to a tender offer to another person in circumstances under which it is reasonably foreseeable that the communication will result in a trade by someone in possession of the material, nonpublic information.

PROCEDURES AND RESPONSIBILITIES OF EMPLOYEES

1. Personnel who acquire NON-PUBLIC information (that may possibly be material) about a company are immediately prohibited:

     (a) from trading in the securities of that company or related securities and financial instruments (as defined below) whether for client accounts, for Schroder company accounts, or for any Personal Account (see definition in Appendix A), and

     (b) from communicating the information either inside or outside Schroders except as provided below.

2. Such personnel, other than Senior Executives as defined in the Chinese Wall Procedures, are required immediately to notify the most senior-ranking available member of the Ethics Committee (see Appendix A) who will evaluate whether the information is both MATERIAL and NON-PUBLIC.

     IF YOU ARE IN ANY DOUBT, SPEAK TO THE SENIOR-RANKING AVAILABLE MEMBER OF THE ETHICS COMMITTEE.

3. If the information is determined by this member of the Ethics Committee to be MATERIAL and NON-PUBLIC, all securities of the relevant company (or companies) and related securities or financial instruments will be placed on Section One of the US Schroder Group Restricted List (see discussion below) with immediate effect.

4. Only the member of the Ethics Committee who determined the information to be MATERIAL and NON-PUBLIC may decide whether it is necessary to communicate the Inside Information to another party, either inside or outside Schroders. If so, the communication must state clearly and expressly that such information is MATERIAL, NON-PUBLIC and confidential and that its possession precludes trading for any account in any security of the specified company or any related security or financial instrument.

5. This same member of the Ethics Committee is responsible for notifying the Ethics Supervisor when such information ceases to be MATERIAL and NON-PUBLIC and for ensuring that the securities of the relevant company or companies and related securities or financial instrument are removed from the US Schroder Group Restricted List. The person who initially reported possession of the information is required to notify the member of the Ethics Committee of any change in status of the information of which he or she becomes aware.

6. All employees are also responsible for preventing disclosure of any NON-PUBLIC information in Schroders' possession, whether or not that information is MATERIAL, except in accordance with the procedures set out in this Policy.

7. Any files likely to contain NON-PUBLIC information must be kept locked and access to computerized files must be restricted at all times, except when required by authorized personnel for the performance of their duties at Schroders.

8. NON-PUBLIC information which has not been deemed to be material under 2. above may be communicated only to such personnel as require such information for the performance of their duties at Schroders.

PENALTIES

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in such unlawful conduct and their employers. Under the law, a person can be subject to some or all of the penalties below, even if s/he does not personally benefit from the violation. Penalties include:

1)   civil injunctions;

2)   disgorgement of profits;

3) treble damages - fines for the access person who committed the violation, of up to 3 times the profit gained or loss avoided, whether or not the person actually benefited;

4) fines for the employer or other controlling person of up to the greater of $1,000,000, or 3 times the profit gained or loss avoided; and

5)   jail sentences.


SPECIAL PROVISIONS FOR TRADING IN THE SECURITIES OF SCHRODERS PLC

Special restrictions apply to dealing in the securities of Schroders plc because staff, by virtue of their employment, may be deemed to have Inside Information:

1. Securities of Schroders plc will not be purchased for any client account without the permission of that client, and then only if permitted by applicable law and with the prior approval of a member of the Ethics Committee or Ethics Supervisor.

2. Personal securities transactions in the securities of Schroders plc are subject to blackout periods and other restrictions which are outlined in the Schroder London Group Staff Handbook. Copies of the restrictions are available from the Ethics Supervisors. Staff wishing to deal in the securities of Schroders plc must first contact the senior-ranking dealer in Schroders' London equity dealing room who will explain the applicable blackout periods, restrictions and authorizations required.

US SCHRODER GROUP RESTRICTED LIST

The US Schroder Group Restricted List is circulated only to those employees responsible for placing securities trades, to members of the Ethics Committee and to the Ethics Supervisors.

SECTION ONE: No personnel may place trades in any securities, which term includes options, warrants, debentures, futures, etc., on such securities (hereinafter referred to as a related security or financial instruments, of any company on Section One of the US Schroder Group Restricted List for any account whatsoever, including client accounts, Schroder company accounts or Personal Accounts at any time.

SECTION TWO: Trades in the securities or related securities or financial instruments of any company on Section Two of the US Schroder Group Restricted List (which contains those companies that have an officer of a US Schroder Group Company on their board of directors, or where a US Schroder Group Company manages a part of their balance sheet assets, I.E., corporate cash rather than pension fund assets) may only be undertaken with the written permission of the appropriate Ethics Supervisor.

No approval to trade will be given by the Ethics Supervisor:

(i) for any securities of a company currently on Section One of the US Schroder Group Restricted List;

(ii) for any security of a company on Section Two of the US Schroder Group Restricted List because an officer of a US Schroder Group Company serves as a director of that company unless the Ethics Supervisor (or alternate) can obtain confirmation from that company's Secretary or similar officer that its directors are not in possession of material price sensitive information with respect to its securities. Permission to trade in the securities of any company on Section Two of the US Schroder Group Restricted List because a US Schroder Group Company manages balance sheet assets for that company (as opposed to pension fund assets) will only be given if the Ethics Supervisor (or alternate) can obtain confirmation from the portfolio manager responsible for that client that no US Schroder Group Company holds any price sensitive information with respect to that company. Permission will not, in any event, be given to any personnel personally involved in the management of that client's account.

                        PERSONAL SECURITIES TRANSACTIONS
                                     POLICY

SCOPE AND PURPOSE OF THE POLICY

This Personal Securities Transactions Policy sets out the policies and procedures required to be followed by all personnel in connection with trades for Covered Accounts in Covered Securities (see Appendix A) in order to comply, INTER ALIA, with the US Schroder Group's Code of Ethics. It sets out additional restrictions and requirements for Level One Access Persons (as defined in Appendix A). Further, it sets out the policies and procedures required to be followed by outside directors (as defined in Appendix A) of Schroder Capital Funds, Schroder Capital Funds (Delaware) and Schroder Series Trust (collectively, the "Schroder Funds").

SIM NA LONDON, NEW YORK, SIMIL, AND SI-NEW YORK PERSONNEL

The procedures applicable to personnel employed by SIM NA in London and the US, SIMIL, and to SI - New York personnel vary in detail but not in principle.

ESTABLISHING AN ACCOUNT

Before undertaking any transactions in Covered Securities, employees must establish an account in accordance with the requirements of their employer company.

New York

All US-based personnel of SIM NA and SI, unless exempted in writing by the Ethics Committee, are required to maintain their Covered Accounts at Salomon Smith Barney ("SSB") or Charles Schwab & Co. ("Schwab"). SSB and Schwab provide an electronic download of employees' trades on T+1 which are accessed daily by the Compliance Department. Additionally, both firms provide contemporaneous copies of monthly account statements and trade confirmations to the Compliance Department.

Personnel on secondment from London to New York may apply for a waiver of the requirement to maintain brokerage accounts at SSB or Schwab for NON-US securities. At a minimum, such personnel must follow the procedures set forth in the "Schroder Investment Management London Group Personal Investment Dealing Rules" as described below and report their transactions in Covered Securities quarterly to the New York Ethics Supervisor.

LONDON

All London-based personnel are required to comply with the requirements of the "Schroder Investment Management London Group Personal Investment Dealing Rules," which are incorporated herein by reference, including placing all transactions in Covered Securities through the Schroder London dealing room. London-based personnel must establish an account to deal through Schroders' London dealing room according to the procedures set out in the London Staff Handbook. Such procedures are incorporated herein by reference within this Personal Securities Transactions Policy. Upon establishing an account, London-based personnel covered by this Policy are required to make arrangements for copies of all contracts and confirmations to be sent to their Ethics Supervisor.

TORONTO AND MEXICO CITY

 All Toronto and Mexico City based SIM NA personnel may maintain Covered Accounts at the brokerage firm of their choosing, provided that Compliance (New
York) is notified. These employees are required to provide Compliance with copies of monthly/periodic account statements and trade confirmations.

TRANSACTIONS

ALL TRANSACTIONS FALL INTO ONE OF FOUR CATEGORIES:

-   TRANSACTIONS PROHIBITED BY THE POLICY
-   TRANSACTIONS EXEMPT FROM ALL PROVISIONS OF THE POLICY
- TRANSACTIONS EXEMPT FROM THE PRE-CLEARANCE REQUIREMENTS BUT SUBJECT TO THE REPORTING PROVISIONS OF THE POLICY
-   TRANSACTIONS SUBJECT TO PRE-CLEARANCE AND THE REPORTING PROVISIONS


PROHIBITED TRANSACTIONS

All personnel are prohibited from trading for any Covered Account where the execution of any such transaction would violate the principles and procedures of the Code or Insider Trading Policy and no personnel shall request permission to trade for any Covered Account if he or she knows that such trade:

(i) would result in the buying or selling of securities in competition with buy or sell orders of, or on behalf of, clients, or operate to the detriment of such clients including, without limitation, executing a securities transaction on a day during which any client, including any investment company for which a US Schroder Group company serves as investment adviser, sub-adviser or manager (a "Schroder Managed Fund"), has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn;

(ii) would be for the purpose of, or result in, the buying or selling of securities to take advantage of recent or imminent trades of clients;

(iii) would involve a security being considered for recommendation for purchase or sale on behalf of a client;

(iv) would take place before a sufficient period of time has elapsed after an open-market purchase or sale of any such security, by or on behalf of any client, for the effects of such purchase or sale on the market price to dissipate;

(v) would involve any security of any company currently on the US Schroder Group Restricted List or any company with respect to which such person has NON-PUBLIC information which has not been evaluated by a member of the Ethics Committee in accordance with the provisions of the Insider Trading Policy;

(vi) would involve trading in options on any of the stocks held by or contemplated for client accounts;

(vii) would involve a "short sale" or otherwise would expose the employee to unlimited risk of loss.


DE MINIMIS EXCEPTION: Transactions involving shares in certain companies traded on US stock exchanges or the NASDAQ, will be approved regardless of whether there are outstanding client orders unless there is a large outstanding order for the purchase or sale of such securities by clients. A large order will generally occur if the US equity large cap model has been revised. Other than an adjustment in the model, outstanding orders for wrap fee or managed accounts or to re-balance institutional or private accounts, will not preclude clearance for a DE MINIMIS transaction.

The exception applies to transactions involving no more than 500 shares per issuer per week in the aggregate for an employee's Covered Accounts, in securities of companies with market capitalizations of $5 billion or more. In the case of options, an employee may purchase or sell up to 5 option contracts per week to control up to 500 shares in the underlying security of such large cap company.


SHORT TERM TRADING

     All personnel are strongly advised against short-term trading. All personnel are bound by the Schroder Group policy that no one may purchase and sell the same (or equivalent) security within seven calendar days. (Please note that all London-based personnel are bound by the 60 day holding period outlined below for Level One Access Persons.) Such personnel are, in addition, subject to tighter restrictions outlined below. The trading records of all personnel will be reviewed quarterly by their Ethics Supervisor. Any personnel that appear to have established a pattern of short term trading may be subject to additional restrictions or penalties including, but not limited to, a limit or ban on future personal trading activity and a requirement to disgorge profits on short-term trades.

     THE SHORT TERM TRADING PROHIBITION SHALL NOT PERTAIN TO THE EXERCISE OF A CALL SOLD BY AN EMPLOYEE TO COVER A LONG POSITION. HOWEVER, ALTHOUGH AN EMPLOYEE MAY PURCHASE A PUT TO COVER A LONG POSITION, THE EXERCISE OF SUCH PUT WILL ONLY BE APPROVED IF THE UNDERLYING SECURITY WAS HELD FOR THE MINIMUM REQUIRED PERIOD (7 DAYS OR 60 DAYS, AS APPROPRIATE). THE EXERCISE OF A COVERED PUT IS SUBJECT TO THE SAME PRECLEARANCE AND REPORTING REQUIREMENTS AS THE UNDERLYING SECURITY.


COVERED SECURITIES

Securities, such as stocks, bonds and options, are covered by this Policy. The same limitations pertain to transactions in a security related to a Covered Security, such as an option to purchase or sell a Covered Security and any security convertible into or exchangeable for a Covered Security.

NOT COVERED BY THIS POLICY ARE:

- securities which are direct obligations of the U.S. Government (I.E., Treasuries)
-  any debt security directly guaranteed by any OECD member Government
- bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments(1)
- shares or units in any open-end US registered investment company (mutual fund)
-  shares of any UK authorized unit trust2

If a security is not covered by this Policy, you may purchase or sell it without obtaining pre-clearance and you do not have to report the transaction.

EXEMPT FROM PRECLEARANCE

     The preclearance requirements do not apply to the following transactions. However, such transactions MUST BE REPORTED as set forth in the section on Reporting Requirements.

     1)   NON-DISCRETIONARY ACCOUNTS



--------
1 High quality short-term debt instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

2 Please note that Schroder Unit Trusts Limited does not currently accept investments by US Persons into Schroders UK authorized unit trusts.

     Transactions effected in any Covered Account over which the employee has no direct or indirect influence or control is deemed a non-discretionary account. An employee shall be deemed to have no direct or indirect influence or control over an account only if the following conditions are met:

     a) Investment discretion for such account has been delegated in writing to an independent fiduciary and such investment discretion is not shared with the employee or decisions for the account are made by a family member and not by the employee;

     b) The employee (and where applicable, the family member) certifies in writing that he/she has not and will not discuss any potential investment decisions with such independent fiduciary or family member; and

     c)   The Ethics Committee approves such arrangements.

     2)   NON-VOLITIONAL TRADES

     Transactions which are non-volitional on the part of the employee (I.E., the receipt of securities pursuant to a stock dividend or merger). However the volitional sale of securities acquired in a non-volitional manner is treated as any other securities trade and subject to the preclearance requirements.

     3)   AUTOMATIC TRANSACTIONS AND DIVIDEND REINVESTMENT PLANS

     Purchases of the stock of a company pursuant to an automatic dividend reinvestment plan, AUTOMATIC direct stock purchase plan, dividend reinvestment plan or an employee stock purchase plan sponsored by such company. Such deductions that take place on an automatic, regular (I.E., weekly, monthly, quarterly) basis from either a paycheck or account (I.E., bank account, money market account) need not be pre-cleared.

     However the volitional sale of such securities is treated as any other securities trade and subject to the preclearance requirements. In addition, if an employee mails in a payment to purchase securities directly from the issuer, that purchase must be pre-cleared on the day the payment is mailed in to the issuer (see the following section).

     4)   RIGHTS OFFERINGS

     Receipt or exercise of rights issued by a company on a PRO RATA basis to all holders of a class of security and the sale of such rights. Employees must, however, pre-clear transactions for the acquisition of such rights from a third-party or the disposition of such rights.

TRADING PRECLEARANCE

Before each transaction in a Covered Secuirty, all personnel must complete a "Personal Securities Transaction - Request to Trade" form (see Appendix C).

U.S. Securities

Personnel wishing to trade in US securities must have the form signed by the senior fund manager present (in New York or London and corresponding to the director's, officer's or employee's location) responsible for supervising client investments in large capitalization US equities, small capitalization US equities, investment grade fixed income securities or high yield securities, as appropriate, to the effect that no client trades are presently contemplated in that security. Boston-based personnel wishing to trade in small capitalization US equities should obtain certification from the senior fund manager in Boston; all other personnel wishing to trade in small capitalization US equities should obtain certification from the senior New York or London-based (as applicable) small company fund manager.

IF YOU WISH TO PURCHASE AN INITIAL PUBLIC OFFERING3 OR SECURITIES IN A PRIVATE PLACEMENT4 YOU MUST OBTAIN PERMISSION FROM THE CHIEF COMPLIANCE OFFICER.

Any employee who has been authorized to acquire securities in a Private Place is required to disclose that investment in any subsequent consideration of a client's investment in securities of the issuer. In such circumstances, the decision to purchase securities of the issuer for a client shall be subject to an independent review by personnel with no personal interest in the matter.

Non U.S. Securities

Personnel wishing to trade in non-US equity securities must obtain certification, by fax if necessary, from the senior London-based SIM NA or SIMIL fund manager responsible for supervising client investments in the country where such securities are primarily traded. Country funds and ADRs are treated as non-US securities and certification must therefore be obtained from the senior London based SIM NA or SIMIL fund manager responsible for the relevant country.



--------
3 An IPO is an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to reporting requirements under the federal securities laws.

4 A private placement is an offering of securities that are not registered under the Securities Act because the offering qualified for an exemption from the registration provisions.

APPROVAL OF TRADING

Final responsibility for approving all trades, other than those placed through Schroders' London dealing room, rests with the Ethics Supervisor, or in his/her absence with any member of the Ethics Committee. London-based personnel must send the signed Request to Trade form to their Ethics Supervisor at the same time that the required dealing ticket is submitted to the senior-ranking dealer in Schroders' London dealing room. Members of the Ethics Committee, including the Ethics Supervisor, shall have their own personal trades, other than those placed through Schroders' London dealing room, approved by another member of the Ethics Committee.

If an employee receives permission to trade a security or instrument, the trade must be executed AFTER such permission is granted and, for US-based personnel BEFORE the end of the next business day after permission has been received. Trades for London-based personnel must be executed within 24 hours after permission is granted. If the trade is not executed within the appropriate time frame and the person still wishes to effect the transaction, pre-clearance must again be obtained - this would be the case for limit orders and orders such as good-till-canceled as well.

(For Personal Equity Plans and similar vehicles which are subject to a mandatory cooling-off period, trade date shall be deemed to be the date on which the application is submitted rather than the date on which the cooling-off period expires and not the date the trade is executed.)

If an employee fails to preclear a transaction in a Covered Security, he/she may be monetarily penalized, by a fine and/or disgorgement of profits or avoidance of loss. These types of violations will result in reprimands and could also negatively affect the person's employment at Schroders. All preclearance violations will be forwarded to the Ethics Committee to determine sanctions.

In cases where approval is not granted for any Covered Account transactions in a security, Schroders will provide no compensation for any consequential losses in a Covered Account.

ADDITIONAL RESTRICTIONS AND REQUIREMENTS FOR LEVEL ONE ACCESS PERSONS

The following additional restrictions and requirements apply to LEVEL ONE ACCESS PERSONS, namely all US Schroder Group fund managers, investment analysts, traders and those persons who, in connection with their regular functions or duties, obtain: (i) information regarding the purchase or sale of a security on behalf of a client or (ii) information as to specific securities under consideration for purchase or sale on behalf of clients. These additional restrictions are designed to prevent any conflict or the appearance of any conflict of interest between trading for their Covered Accounts and securities transactions initiated or recommended by them for clients:

i) Level One Access Persons are prohibited from buying or selling a security within seven calendar days before and after any client trades in that security. Any profits realized on transactions within the proscribed periods (based on the difference in the price per share between that paid or received, as appropriate, by the client and that paid or received by such Access Person) will be required to be disgorged to the appropriate client or, if that is not possible, to a charitable organization designated by the Ethics Committee.

ii) Level One Access Persons are prohibited from profiting in the purchase and sale of the same (or equivalent) securities within 60 calendar days. This 60 day restriction is in lieu of the general seven day restriction on short-term trading described above. Any profits realized on any such short-term trades will be required to be disgorged to a charitable organization designated by the Ethics Committee.

iii) Level One Access Persons are required to disclose, on commencement of employment and subsequently in an annual filing to their Ethics Supervisor, all their personal securities holdings.


REPORTING REQUIREMENTS

All personnel are required to report his/her transactions in Covered Securities holdings in Covered Accounts, as follows.

     REPORTS OF EACH TRANSACTION IN A COVERED SECURITY

- Personnel are required to report to Compliance, no later than at the opening of business on the business day following the day of execution of a trade for a Personal Account, including:

         name of security
         nature of transaction (purchase, sale, etc.)
         number of shares/units or principal amount price of transaction date of trade name of broker

SSB and Schwab provide the New York Compliance Department with a daily report of the above information with respect to any personal securities transactions executed by New York-based personnel.

Any personnel seconded from London to New York who are granted a waiver from the requirement to maintain personal accounts at SSB or Schwab shall, within ten days after the end of each calendar quarter, provide the New York Ethics Supervisor with copies of all pre-clearance forms and contract notes for transactions executed through the London dealing desk.

The reporting obligation of London-based personnel shall be discharged by arranging in advance for copies of contract notes/confirmations for all their transactions to be sent automatically to Compliance upon completion of a trade.

         INITIAL EMPLOYMENT

- No later than 10 days after initial employment with a US Schroder Group Company, each employee must provide Compliance (New York or London, as appropriate) with a list of each Covered Security s/he owns (as defined above). The information provided must include the title of the security, number of shares owned, and principal amount, as well as a of list of all Covered Accounts where Covered Securities are held. The employee will sign and date the report.

         QUARTERLY REPORTS

- No later than 10 days after the end of each calendar quarter, each employee will provide Compliance (New York or London, as appropriate) with a report of all transactions in Covered Securities in the quarter, including the name of the Covered Security, the number of shares and principal amount, whether it was a buy or sell, the price and the name of the broker through whom effected. The employee will also report any new Covered Accounts established during the quarter, including the name of the broker/dealer and the date the Covered Account was established. The report will be signed and dated by the employee.

         ANNUAL REPORTS

- Within 30 days after the end of the calendar, each employee must report all his/her holdings in Covered Securities as at December 31, including the title, number of shares and principal amount of each Covered Security the employee owns (as defined above) and the names of all Covered Accounts. The employee will sign and date the report.

EXCEPTIONS:

- AN EMPLOYEE NEED NOT REPORT ANY TRANSACTIONS IN COVERED SECURITIES OR ANY COVERED ACCOUNTS IN WHICH S/HE HAS NO DIRECT OR INDIRECT INFLUENCE OR CONTROL.
- A DIRECTOR OF A SCHRODER FUND WHO IS NOT AN "INTERESTED PERSON"5 IS NOT REQUIRED TO MAKE INITIAL, QUARTERLY OR ANNUAL REPORTS PROVIDED THAT S/HE DID NOT KNOW, NOR IN THE ORDINARY COURSE OF FULFILLING HIS/HER DUTIES AS A DIRECTOR, S/HE SHOULD NOT HAVE KNOWN, THAT DURING


--------
5 As defined in Section 2(a)(19) of the Investment Company Act.

     THE 15 DAY PERIOD IMMEDIATELY BEFORE OR AFTER HIS/HER TRANSACTION IN A COVERED SECURITY, THE FUND PURCHASED OR SOLD THE COVERED SECURITY OR THAT THE COVERED SECURITY WAS CONSIDERED FOR PURCHASE OR SALE BY THE FUND.


THE INFORMATION ON PERSONAL SECURITIES TRANSACTIONS RECEIVED AND RECORDED BY SIM NA AND SIMIL (ON BEHALF OF THEIR EMPLOYEES) WILL BE DEEMED TO SATISFY THE REPORTING OBLIGATIONS CONTAINED IN RULE 204-2(A)(12) UNDER THE ADVISERS ACT AND RULE 17J-1 UNDER THE INVESTMENT COMPANY ACT. SUCH REPORTS MAY, WHERE APPROPRIATE, CONTAIN A STATEMENT TO THE EFFECT THAT THE REPORTING OF THE TRANSACTION IS NOT TO BE CONSTRUED AS AN ADMISSION THAT THE PERSON HAS ANY DIRECT OR INDIRECT BENEFICIAL INTEREST OR OWNERSHIP IN THE SECURITY.

Reports by the Ethics Supervisors

On a quarterly basis, the appropriate Ethics Supervisors, in order to assist them in fulfilling their regulatory obligations, will report to the Boards of Trustees of the Schroder Funds or the Schroder-managed Funds, as appropriate, and the Supervisory Principal of SFA, any violations of this Code and the actions, if any, taken by the Ethics Committee.


Adopted: October 1, 1995
Amended: May 15, 1996
         May 1, 1997
         June 12, 1998
         June 2, 1999
         March 14, 2000

                              APPENDIX A


DEFINITIONS

"ETHICS SUPERVISOR" means the persons designated from time to time by the Ethics Committee to administer the Code, who currently are:

---------------------------------------------------------------------------------------------------------------------------------
Barbara Brooke Manning for:              Schroders U.S. Holdings Inc.
(alts: ) Evett Lawrence                  Schroder Investment Management North America Inc. (New York and Mexico City)
         Brian Murphy                    Schroder Investment Management North America Ltd. (Toronto only)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Barbara Brooke Manning for:              Schroder Fund Advisors Inc.
                                         Schroder Capital Funds
                                         Schroder. Investment Management North America Inc. (New York)
                                         Schroder Capital Funds (Delaware)
(alt: Sandra Poe)                        Schroder Series Trust
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Paul Martin for:                         Schroder Investment Management North America Inc. (London)
                                         Schroder Investment Management North America Limited (London)
                                         Schroder Investment Management International Limited
---------------------------------------------------------------------------------------------------------------------------------

"ETHICS COMMITTEE" means the committee designated by the US Schroder Group Companies from time to time, which currently comprises:


                             Jeremy Willoughby(Chairman)
                             Richard Foulkes
                             Barbara Brooke Manning
                             Richard Mountford
                             Andrew Smethurst
                             Mark Smith

"ACCESS PERSON" will be divided into two categories: Level One Access Person means any director, officer or employee who is an Advisory Person (as defined herein) of SIM NA, SFA, SI and the Schroder Funds. All other directors and officers are Level Two Access Persons.

"ADVISORY PERSON" is any employee who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security on behalf of any advisory client or information regarding securities under consideration for purchase or sale on behalf of clients or whose functions relate to the making of any recommendations with respect to such purchases or sales.

A SECURITY IS "BEING CONSIDERED FOR PURCHASE OR SALE" when a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

"COVERED ACCOUNT" is an account in which securities are owned by you. This includes IRA accounts. Under the Policy, accounts held by your spouse (including his/her IRA accounts), minor children and other members of your immediate family (children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share your household are also considered your accounts.

If you are in any doubt as to whether an account falls within this definition of Covered Account, please see Compliance. Further, if you believe that there is a reason that you are unable to comply with the Policy, for example, your spouse works for another regulated firm, you make seek a waiver from Compliance.

"COVERED SECURITIES" generally means stocks, bonds and options. The same limitations pertain to transactions in a security related to a Covered Security, such as an option to purchase or sell a Covered Security and any security convertible into or exchangeable for a Covered Security.

NOT COVERED BY THIS POLICY ARE:

- securities which are direct obligations of the U.S. Government (I.E., Treasuries)
-  any debt security directly guaranteed by any OECD member Government
- bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments6
- shares or units in any open-end US registered investment company (mutual fund)
-  shares of any UK authorized unit trust7


"DISINTERESTED DIRECTOR/TRUSTEE" means a Director or Trustee of the any of the Schroder Funds who is not an "interested person" of the Funds within the meaning of Section 2(a)(19) of the Investment Company Act or the rules thereunder.

"US SCHRODER GROUP RESTRICTED LIST" means a list of securities determined from time to time by the Ethics Committee, in accordance with provisions of the Insider Trading Policy,


--------
6 High quality short-term debt instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

7 Please note that Schroder Unit Trusts Limited does not currently accept investments by US Persons into Schroders UK authorized unit trusts.

to be inappropriate for trading by personnel covered by this Code and, in certain circumstances, by any client portfolio of any US Schroder Group Company.

                         - 22 -